AMENDMENT TO

AMENDED AND RESTATED

DISTRIBUTION AGREEMENT OF

ALGER GLOBAL FOCUS FUND

WHEREAS, Fred Alger & Company, Incorporated and Alger Global Growth Fund entered into an amended and restated distribution agreement dated September 9, 2003 (as amended, supplemented and/or restated to date, the “Agreement”) to distribute shares of beneficial interest of Alger Global Growth Fund; and

WHEREAS, effective August 15, 2018, Alger Global Growth Fund changed its name to Alger Global Focus Fund; and

WHEREAS, effective October 1, 2019, Fred Alger & Company, Incorporated converted from a Delaware corporation to a Delaware limited liability company and changed its name to “Fred Alger & Company, LLC”;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement as follows:

1. All references in the Agreement to “Alger Global Growth Fund” are hereby deleted and replaced with “Alger Global Focus Fund”.

2. All references in the Agreement to “Fred Alger & Company, Incorporated” are hereby deleted and replaced with “Fred Alger & Company, LLC”. None of the terms or provisions of the Agreement shall be affected by this change in legal entity.

3. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Agreement to be executed as of September 29, 2020.

ALGER GLOBAL FOCUS FUND		FRED ALGER & COMPANY, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Secretary, CCO	Title:	SVP, General Counsel, CCO